For Immediate Release

Media Contact:

Investor Relations
Charles Moskowitz
617-633-2259

Typhoon Responds to Trading Suspension by the SEC

Seattle, WA July 18, 2008 - Typhoon Touch Technologies, Inc. (TYTT.OB) (www.typhoontouchtech.com), confirms that on July 18, 2008, the Securities and Exchange Commission ("SEC") temporarily suspended the trading  of the common stock of Typhoon.

In response to the SEC's temporary suspension of trading in our common stock, we respond as follows.  Prior to the suspension we fully cooperated with the SEC and we intend to continue to cooperate. Typhoon has filed current and accurate reports in a timely manner with the SEC.  The SEC has not advised us of how or in what manner our filed information is inaccurate or incomplete.  Typhoon intends to continue to carry on its scheduled dialogue with the SEC and fails to understand the reasons behind today's actions based on the open and ongoing dialogue. Typhoon does not know why the stock increased from $8 to $25 early this week, except publicly available information indicated that there was very little trading volume in our common stock, and we filed an 8-K on July 14, 2008 disclosing our suit against Lawrence Harris.

Typhoon also has no knowledge of the availability of its shares of common stock for trading and delivery, except notes that a short seller, Lawrence Harris, and persons who may be associated with him in selling short our stock, may not have the stock available for delivery to cover their short positions; e.g., they are naked shorts.  The SEC was advised by us last week that a current list of our common and preferred shareholders is available from our transfer agent.

An analysis of the trading in our common stock, adjusted for the return of the music kiosk business to Mr. Shepard and cancellation of 36,000,000 shares of common stock, the expiration of the exchange offer reducing our shares of common stock to 145,600 shares and 100 for 1 stock split indicates as follows.  Between April 29, 2008, the date our proxy was filed, and June 22, 2008, immediately before we filed to amend the complaint in the patent litigation, there was no publicly reported trading volume and the market capitalization remained constant.  As set forth in an 8-K filed on June 23, 2008, the court granted our motion to file an amended complaint in the patent litigation adding twelve defendants.  There was sporadic trading and the market capitalization of our common stock increased from $54,768,000 to a high of $204,988,800, but on very limited trading volume.  As of this Monday, July 14, 2008, the market capitalization decreased to $117,200,000.  Publicly available information indicates that there were a total of less than 3,000 shares of our common stock traded between Monday, July 14 and Thursday, July 17, when the price of our common stock increased from $8.00 to $25.00 per share (a total market capitalization of $366,250,000).  On July 14, 2008 we filed an 8-K disclosing our lawsuit against Lawrence Harris based on his attempts to force us to buy out his short position so that he would not lose any money.

We are analyzing the impact of the temporary suspension in the trading of our common stock, and we will promptly file an 8-K reflecting that analysis

About Typhoon Touch Technologies

Typhoon Touch Technologies, Inc. (TYTT.OB), a Nevada corporation, is the owner of foundational intellectual property in the area of portable touch-screen computing. Please visit www.typhoontouchtech.com for more information.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Company licensing agreement with Nova Mobility will enhance product development or result in innovative products or applications, or the growth potential of touch technology and the ability of the companies to capitalize on this market.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage technology company and its products and the entry into new markets for our products and services. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.